NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT dated as of the      (the “Effective Date”) between Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”), and      (the “Optionee”) entered pursuant to the 2003 Non-Employee Trustee Stock Option Plan of Ramco-Gershenson Properties Trust (the “Plan”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Plan.

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant of Options.

Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Optionee a non-qualified option (an “Option”) to purchase all or any part of      common shares of beneficial interest, par value $.01 per share, of the Company (each, a “Share”) at a price per share equal to $     (the “Option Price”).

2.	Exercisability of Options.

The Options shall vest and become exercisable in two (2) equal annual installments beginning on the first anniversary of the Effective Date, subject to the prior expiration or sooner termination of the Options. The Option shall expire and shall not be exercisable on or after the tenth anniversary of the Effective Date.

3.	Method of Exercise of the Options.

(a) The Options as to which the Optionee is vested shall be exercisable in whole or in part (subject to Section 2 above), by delivery to the Company of a written notice stating the number of shares to be purchased pursuant to this Agreement and accompanied by payment for the full Option Price with respect thereto. Fractional share interests shall be disregarded except that they may be accumulated.

(b) The Option Price shall be paid (i) in cash or by certified check or bank draft payable to the order of the Company or other instrument acceptable to the Board, (ii) by the exchange of Shares of the Company which are not then subject to restrictions under any plan of the Company or other agreement by which the Optionee is bound and which have been held by the Optionee for a period of at least six (6) months and which have an aggregate fair market value (as determined by the Board) equal to the aggregate Option Price or (iii) by a combination of the foregoing. In addition, the Optionee may provide instructions to the Company that upon receipt of the Option Price in cash, certified check or wire transfer of immediately available funds, from a broker or dealer acting at the direction of the Optionee, in payment for any Shares pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer.

4.	Termination of Service.

(a) Termination of Service by Reason of Death. Upon an Optionee’s Termination of Service as a director (“Termination of Service”) by reason of death, an Option held by such Optionee shall become fully exercisable and may thereafter be exercised (in whole or in part) by the legal representative or legatee of the Optionee, for a period of one (1) year (or such longer period as the Board shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier, at which time all rights of the Optionee’s legal representative or legatee in such Option shall terminate.

(b) Termination of Service by Reason of Disability. Any Option held by an Optionee whose Termination of Service is by reason of disability (as determined by the Board in its sole discretion) shall become fully exercisable and may thereafter be exercised (in whole or in part), for a period of one (1) year (or such longer period as the Board shall specify at any time) from the date of such Termination of Service, or until the expiration of the stated term of the Option, if earlier, at which time all of the Optionee’s rights in such Option shall terminate.

(c) Termination for any Other Reason. Any Option held by an Optionee whose Termination of Service is for any reason other than death or disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of six (6) months (or such longer period as the Board shall specify at any time) from the date of such Termination of Service, or until the expiration of the stated term of the Option, if earlier, at which time all of the Optionee’s rights in such Option shall terminate.

5.	Nontransferability of Options.

The Options are nontransferable by the Optionee other than, in the case of an Optionee who is a natural person, by will or the laws of descent and distribution, and, during the lifetime of an Optionee who is a natural person, the Options may be exercised only by the Optionee or by his guardian or legal representative.

6.	Effect of Certain Changes.

(a) If there is any change in the number of issued Shares through the declaration of stock dividends, a recapitalization resulting in stock splits or combinations or exchanges of such Shares, the number of Options granted pursuant to this Agreement which have not been exercised or lapsed and the Option price per share of such Options shall be proportionately adjusted by the Board to reflect any increase or decrease in the number of Shares, provided that any fractional shares resulting from such adjustment shall be eliminated.

(b) In the event of a change in the Shares of the Company as presently constituted, which is limited to a change of all of its authorized shares with a par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Shares within the meaning of this Agreement and the Plan.

(c) To the extent that the foregoing adjustments relate to Shares or other securities of the Company, such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive.

7.	Rights As a Stockholder.

An Optionee or a transferee of Options shall have no rights as a stockholder with respect to any Shares covered by such Options until the date of the issuance of a stock certificate to such individual for such Shares. Except as provided in Paragraph 6, no adjustment shall be made for distributions (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date a stock certificate is issued.

8.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company shall pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares acquired pursuant to exercise of the Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

9.	Other Restrictions.

The obligation of the Company to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

10.	Taxes and Withholdings.

No later than the date of exercise of any Options granted hereunder, the Optionee shall pay to the Company or make arrangements satisfactory to the Board, including pursuant to Section 6 of the Plan, regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Options. The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Options.

11.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 and the Optionee at the address set forth at the end hereof or at such other address as either party may hereafter designate in writing to the other by like notice.

12.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

13.	Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Board has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

14.	Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Amendment.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has hereunto set his hand.

RAMCO-GERSHENSON PROPERTIES TRUST

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